Exhibit 10.4

November, 19 2024

Resource Capital Fund VIII L.P
Suite 850, 1400 Wewatta Street
Denver, Colorado, USA 80202

Attn: General Counsel

Re: Information and Observation Rights

Ladies and Gentlemen:

You have requested that Sayona Mining Limited (ABN 26 091 951 978), an Australian Public Company (the “Company”), grant certain information and observer rights to Resource Capital Fund VIII L.P. (the “Investor”) so that the purchase by the Investor of shares (the “Shares”) of the Company’s ordinary equity pursuant to the subscription agreement, dated as of the date hereof between the Company and the Investor, as such agreement may be amended, supplemented or otherwise modified from time to time (the “Subscription Agreement”), from the Company, and any subsequent debt or equity investments by the Investor in the Company, may qualify as a “venture capital investment” as described in clause (d)(3)(i) of the U.S. Department of Labor Regulations § 2510.3-101 (the “DOL Regulation”).  This letter will confirm the terms of our agreement that, subject to the Compliance Exception set out further below, the Investor will be entitled to the contractual information and observer rights enumerated below and, the right to receive financial information and inspection rights (all such information, inspection, management and other rights hereinafter collectively referred to as, the “IO Rights”) in each case on a confidential basis subject to the terms of the Subscription Agreement dated on or around the date of this letter between the parties:

(1)         Subject to the Compliance Exception, the Company and its subsidiaries shall provide to the Investor true and correct copies of all documents, reports, financial data and other information as the Investor may reasonably request.  Additionally, subject to the Compliance Exception, the Company shall permit any authorized representatives designated by the Investor to visit and inspect any of the properties and books and records of the Company and its subsidiaries, and to make copies of such books and records, and to discuss its and their affairs, finances and accounts with its and their officers, all during regular business hours, with sufficient advance notice, and to an extent as the Investor may reasonably request.

(2)          At any time during which the Investor does not have the independent direct contractual right to designate a representative to serve on the Board of Directors of the Company (the “Board”), the Investor shall have the right, except where the Compliance Exception applies, to designate one (1) observer acceptable to the Company (such consent not to be unreasonable withheld, delayed or conditioned) and who must have appropriate qualifications for the role, not be employed or hold roles at the same time for a competitor of the Company and who must not have ever had any criminal record, civil penalties applied or otherwise been disqualified from any professional body or who may bring the reputation of the Company or its subsidiaries into question or publicly draw attention to the Company or its subsidiaries (“Observer”) who, subject to execution of a non-disclosure agreement no more onerous than that executed by directors of the Company, shall be entitled to attend all meetings of the Board (and all committees thereof) and receive copies of all materials provided to the Board, including, without limitation, notices, minutes, consents and any and all other materials provided to Board members (“Board Materials”), provided that such Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board, and shall have no right to make motions or propose resolutions of the Board.  Subject to the Compliance Exception, such Observer may participate, acting reasonably and recognising that he or she is an observer and not a director, including as to the length of time of its participation, recognising that the Board must act in the interests of the Company as a whole and not only in respect of the interests of one shareholder, in discussions of matters brought to the Board and may address the Board with respect to the Investor’s concerns regarding business issues facing the Company and its subsidiaries.  The Company acknowledges and agrees that any Board Materials may be shared by the Observer with the Investor, and with the Investor’s representatives, advisors, and affiliates, solely for the purpose of evaluating and monitoring the Investor’s investment in the Company; provided, however, that the Investor and its representatives, advisors, and affiliates agree to maintain the confidentiality of the Board Materials in accordance with the confidentiality obligations applicable to the Observer, agree to ensure compliance with all applicable laws, including not to use or distribute such information in breach of insider trading laws, and to comply with the obligations of the Subscription Agreement.  The Investor may at any time on written notice to the Company (1) replace the nominated Observer; and (2) terminate the right to appoint an Observer, at which time the Company shall cease providing any of the Board Materials to the Observer.  The Observer is not a director or officer of the Company and is not entitled to be regarded or treated as such and the Board is not required to and intends not to act in any way which indicate otherwise.  The Company’s directors and officers’ insurance shall be endorsed to include, if such coverage does not already exist, coverage for the committee and board observer provided that such cover is available in the Australian market on commercial terms.

(3)          The Investor (or any authorized representative designated by the Investor) shall have the right to consult with and advise the management of the Company and its subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its subsidiaries.

(4)         The Company agrees to consider, in good faith, the recommendations of the Investor (or its authorized representative) in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(5)         The Company shall promptly deliver to the Investor copies of all information and disclosures made by the Company pursuant to the Listing Rules of the Australian Securities Exchange (“ASX”), if applicable, the NASDAQ Listing Rules, and applicable provisions of the Australian Corporations Act 2001 (Cth) (the “Corporations Act”).

The costs of compliance with the IO Rights shall be the Investor’s expense.
This letter may not be amended except by a written instrument signed by the Investor and the Company.

The Company hereby acknowledges that the IO Rights are more significant than the rights normally negotiated by institutional investors with respect to an investment in the Company.  The Company hereby further agrees that if legal counsel for the Investor reasonably concludes that the rights granted hereby should be altered to preserve the qualification of the Investor as a “venture capital operating company” or the Investor’s investment in the Company as a “venture capital investment”, in each case, as defined in the DOL Regulation or otherwise to ensure that the assets of the Investor are not considered “plan assets” for purposes of the Employee Retirement Income Security Act of 1974, as amended, subject to the Compliance Exception, the Company will negotiate in good faith and use reasonable best efforts to agree to amendments to this letter to effect such alterations; provided that no such alteration would result in an adverse effect in any material respect on the operation or business or corporate governance of the Company or its subsidiaries.

The rights described herein shall terminate and be of no further force or effect upon the Investor no longer holding any shares of the Company.

If the Company engages in a restructuring or similar transaction, any resulting entity or entities shall be subject to this letter in the same manner as the Company.

The Company hereby further agrees that (i) the Investor may transfer the IO Rights to any other investment vehicle managed by the manager or general partner of the Investor (or its affiliate) in each case who is not a competitor of the Company or subject to any form of insolvency or bankruptcy event, notice or petition (each such investment vehicle, an “Affiliate”) to whom it transfers all of the Shares, and (ii) to the extent the Investor transfers a portion (but not all) of the Shares to an Affiliate, the Company shall (if so requested by such Affiliate) enter into a IO Rights letter agreement with such Affiliate on or prior to the date of such transfer that is substantially identical to this letter agreement on such terms that there is only ever one Observer amongst the Investor and all such Affiliates and the rights under this letter are aggregated so as to be treated as coming from one investor.

Notwithstanding any of the foregoing, no information (in any form) is required to be disclosed, made available or provided, and no access to any personnel, meeting or place (including to meetings of directors) is required to be given or made available and to avoid doubt no other act or omission is required under this letter agreement, if in each case it could or could be reasonably likely to:

1.
be, cause, involve or result in breach or non-compliance with any law, rule or regulation of any statutory, governmental, administrative or other federal or state body or agency, any contract with a third party, or the rules or published guidance of a stock exchange on which the Company’s securities are quoted by any person, including the Company, its subsidiaries and controlled entities and any director, officer, employee, or professional adviser to any of them;

2.	cause, involve or result in an actual or potential conflict of duties or interests for any director, officer or employee of the Company, any subsidiary or controlled entity of it; or
3.	cause, involve or result in loss of legal professional privilege or trade secrets,

(this exception to the obligations in this letter agreement being the “Compliance Exception”).

Very truly yours,

Sayona Mining Limited

By:	/s/ Lucas Dow
	Name:	Lucas Dow
	Title:	Managing Director and Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

Resource Capital Fund VIII L.P

EXECUTED by RESOURCE CAPITAL	)
FUND VIII L.P.	)
)
By: Resource Capital Associates VIII L.P.,	)
General Partner	)
)
By: RCFM GP L.L.C., General Partner	)	/s/ Mason Hills
	)	By:
	)	Mason G Hills (Group General Counsel)